Sub-Item 77O Rule 10f-3 Transaction
THE DREYFUS/LAUREL FUNDS TRUST - Dreyfus Premier Managed Income Fund

On August 21, 2007, Dreyfus Premier Managed Income Fund, a series of The Dreyfus/Laurel Funds Trust, (the "Fund"), purchased $205,000 of a corporate bond issued by Comcast Corp. (6.03%, 11/15/2017, CUSIP No.: 20030NAU5) (the "Bonds") at a purchase price of $99.759 per unit. The Bonds were purchased from an underwriting syndicate of which The Bank of New York/Capital Markets, Inc. ("BNY Capital Markets"), an affiliate of the Fund, was a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

Barclays Capital; Goldman Sachs; Morgan Stanley; ABN AMRO; Banc of America Securities; BNP Paribas; Citigroup Global Markets; Daiwa Securities America; JP Morgan Securities; Lehman Brothers; Merrill Lynch; Mitsubishi UFJ Securities Intl.; Royal Bank of Scotland; UBS Securities; Wachovia Capital Markets; BNY Capital Markets; SunTrust Capital Markets; Guzman & Co; Samuel Ramirez & Co.; Williams Capital Group; Blaylock & Co.; Cabrera Capital Markets; Loop Capital Markets; Muriel Siebert & Co.; MR Beal & Co.

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund’s Rules 10f-3 Procedures, at the Fund’s Board meeting held on October 25, 2007.